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                                                                     EXHIBIT 5.1


                 [HOLT, NEY, ZATCOFF & WASSERMAN LETTERHEAD]



                             As of June 19, 1996



American Realty Trust, Inc.
10670 North Central Expressway
Suite 300
Dallas, Texas  75231

        Re: Registration under the Securities Act of 1933, as amended (the "Act"), of 882,000 shares (the "Shares") of the $.01 Par Value Common Stock (the "Common Stock") of American Realty Trust, Inc., a Georgia corporation ("ART"), on Form S-3 (the "Form S-3")

Ladies and Gentlemen:

        We have acted as counsel to ART with repect to the application and interpretation of the Georgia Business Corporation Code (the "GBCC") in connection with the issuance by ART of the Shares and the subsequent registration of the Shares under the Act with the Securities and Exchange Commission (the "SEC") on the Form S-3. In two 1996 private placements, ART issued (a) 250,000 shares of Common Stock to ND Investments, Inc. ("ND Investments"), a wholly owned subsidiary of ART, in exchange for all of the issued and outstanding shares of stock of ND Investments, and (b) 632,000 shares of Common Stock to Demart Equities, Inc. ("Demart Equities"), another wholly owned subsidiary of ART, in exchange for all of the issued and outstanding shares of stock of Demart Equities. ND Investments and Demart Equities each pledged all of its shares of Common Stock to a third-party lender to provide a portion of the collateral securing, respectively, a loan to ART and a guaranty by ART of a loan to another wholly owned subsidiary of ART, Garden Capital Merchandise Mart, Inc. ART is registering the Shares on Form S-3 to afford the lenders the right to sell their respective Shares without restriction following certain events of default under the applicable loan doucments. This Opinion Letter is rendered at the request of ART to facilitate the registration of the Shares on the Form S-3.

        This Opinion Letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards (the "Interpretive Standards") Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this Opinion Letter by this reference.

        In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of ART, certificates of officers and representatives of ART, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.
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HOLT, NEY, ZATCOFF & WASSERMAN

American Realty Trust, Inc.
As of June 19, 1996
Page 2


        The opinions set forth herein are limited to the laws of the State of Georgia.

        Based upon the foregoing, as of this date, and subject to the assumptions, limitations and qualifications set forth in the Interpretive Standards and as set forth after the following numbered paragraphs, it is our opinion that:

        (1) ART is a corporation existing under the laws of the State of Georgia.

        (2) The Shares have been duly authorized and are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

        The opinions expressed herein are subject to the Interpretive Standards and to the following assumptions, limitations and qualifications:

        A. As to various questions of fact material to this opinion, we have relied solely upon the statements and certifications of Mr. Robert A. Waldman, Secretary of ART.

        B. Other than as described in paragraph A above and elsewere herein, we have made no investigation regarding the accuracy or truthfulness of any representations, warranties, statements of fact or assumptions of fact contained in any documents, records, instruments, letters or other writings examined by us, and we express no opinion herein regarding the same.

        C. Other than resolutions adopted by the Board of Directors of ART that authorize the issuance of the Shares, certified as true and correct by Mr. Waldman, we have not examined the minute book of ART, and we assume that no resolutions of the Board of Directors modifying the Bylaws of ART or its prtocedures for issuing shares are in effect.


        D. We did not assist ART in its incorporation and organization, and we assume that it was duly organized.

        E. We expressly note that our opinion in paragraph (2) does not mean that: (a) the authorization and issuance of the Shares complied with agreements by which ART is bound; (b) the authorization and issuance of the Shares complied with the fiduciary duties of the directors; (c) the authorization and issuance of the Shares complied with any laws other than the GBCC, e.g. complied with federal or state securities laws or was exempt from registration thereunder; (d) the consideration received was adequate as a matter of fairness to ART and its shareholders or that ART received a reasonably equivalent value and fair equivalent value in good faith; (e) the holder of the Shares is immune from other types of liabilities, such as liability for distributions in violation of Section 640 of the GBCC, or under the "piercing the corporate veil" theory; or (f) the directors have not unfairly diluted the investment value of existing shareholders of ART.
              Our opinion in paragraph (2) assumes that each of items (a), (b),
              (c) ,(d), (e) and (f) is in fact true.


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HOLT, NEY, ZATCOFF & WASSERMAN


American Realty Trust, Inc.
As of June 19, 1996
Page 3


     F. Our opinion in paragraph (2) is subject to the exceptions stated in paragraph 23(i) of the Interpretive Standards, which makes exception for the effect of bankruptcy and similar laws as described therein.

     G. We disclaim any opinion regarding the pledges of the Shares by ND Investments and Demart Equities.

     H. This opinion is limited to the particular matters and the particular transaction described herein, and no opinion should be inferred or implied beyond those particular matters or this particular transaction. This opinion is being provided solely for the benefit of ART, and no other person or entity shall be entitled to rely hereon without the express written consent of this firm. This opinion may not be quoted from, in whole or in part, or otherwise be referred to in any financial statement or other document, nor filed with or furnished to any person or entity other than ART and Andrews & Kurth, L.L.P., including, but not limited to, any governmental agency, without the prior written consent of this firm; provided, however, that this opinion may be attached as an exhibit to the Form S-3 and delivered to the SEC therewith.



                                                Very truly yours,


                                                HOLT, NEY, ZATCOFF & WASSERMAN




                                                By:  /s/ CHARLES D. VAUGHN
                                                   ---------------------------
                                                   Charles D. Vaughn, a partner



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